Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS INITIATES A

CLINICAL TRIAL EVALUATING TH-302 IN PATIENTS

WITH SOFT TISSUE SARCOMA

REDWOOD CITY, CA — September 16, 2008 — Threshold Pharmaceuticals, Inc. (Nasdaq: THLDD), today announced that it has initiated a Phase 1/2 clinical trial of TH-302 in combination with doxorubicin in patients with advanced soft tissue sarcoma. TH-302 is a proprietary Hypoxia-Activated Prodrug (HAP) that specifically targets tumor hypoxia.

“The treatment of soft tissue sarcomas continues to be a difficult challenge. New therapeutic and novel agents are required to improve the outcome of this disease.” said Dr. Kristen Ganjoo, M.D., Stanford University Medical Center, and a clinical investigator for the trial. “I am hopeful that TH-302 may prove to be an effective new agent for the treatment of soft tissue sarcomas.”

Clinical Trial Design

Approximately 36 patients with metastatic and/or advanced unresectable soft tissue sarcoma are planned to enroll in the clinical trial at various sites in the United States. The dose escalation phase of the trial will enroll up to 24 patients. The primary objective of the dose escalation component of the study is to establish the maximum tolerated dose (MTD) and dose limiting toxicities of TH-302 in combination with doxorubicin. Patients for whom no effective therapy is available or for whom monotherapy with doxorubicin is considered standard therapy are eligible for the trial. Patients who successfully complete one treatment cycle without evidence of significant treatment-related toxicity or progressive disease may continue to receive treatment for up to six cycles.

Once the MTD has been reached, the Phase 2 portion of the trial will enroll an additional 12 patients at the MTD. The primary objective of the dose expansion component of the study is to make a preliminary assessment of the efficacy of TH-302 in combination with doxorubicin as measured by the progression-free rate at 6 months in patients previously untreated with chemotherapy.

The secondary endpoints of the trial include response, duration of response, progression-free rate at 3 months, progression-free survival, overall survival and various safety parameters. Tumor response will be evaluated at baseline and every six weeks using the Response Evaluation Criteria In Solid Tumors (RECIST).

Clinical Rationale

In cancer, as a tumor grows, it rapidly outgrows its blood supply, leaving portions of the tumor with regions where the oxygen concentration is significantly lower than in healthy tissues. This condition is called Tumor Hypoxia. Several studies have shown that higher levels of tumor hypoxia correlate with poor treatment outcomes for a variety of solid tumors. It is believed that hypoxia may severely limit the curability of tumors. This lack of oxygen in cancer cells compared to normal cells is exploited by Threshold’s Hypoxia-Activated Prodrug (HAP) platform. This technology platform may provide an opportunity to treat slowly dividing tumor cells within hypoxic regions that generally evade traditional chemotherapeutic agents and ultimately contribute to relapse. In preclinical models, TH-302 demonstrated single agent activity, and in multiple preclinical models using various tumor types and tumor implantation methods, combination therapy including TH-302 was associated with higher complete response rates, longer survival and greater tumor growth inhibition than single-agent therapies.

About Soft Tissue Sarcoma

Sarcomas are a group of aggressive cancers of connective tissue of the body for which there are currently limited treatment options. Soft tissue sarcomas are treated with surgery, chemotherapy and radiation. Usually a combination of these modalities offers the best chance to treat the disease successfully. Doxorubicin and ifosfamide are the most commonly used chemotherapeutic agents in patients with advanced soft tissue sarcoma, but response rates are low and toxicity is significant. The American Cancer Society estimates that 10,390 people will be diagnosed with a soft tissue sarcoma in the United States in 2008, and approximately 3,680 people will die from the disease.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of small molecule therapeutics for the treatment of cancer. By selectively targeting abnormally-proliferating tumor cells, the Company’s drug candidates are designed potentially to be more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302, clinical trial plans, and potential therapeutic uses and benefits of TH-302. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s need to confirm preclinical results in human clinical trials, Threshold’s ability to commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 7, 2008 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We do not intend to update any forward-looking statement made in this news release.

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